UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2011

Avatar Ventures Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-147037 (Commission File Number)	None (IRS Employer Identification No.)

27281 Las Ramblas, Suite 200
Mission Viejo, California 92691
 (Address of principal executive offices) (Zip Code)

(949) 420-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 4, 2011, Avatar Ventures Corp. (“AVC”) entered into a binding letter of intent with Apps Marketing Solutions, Inc. (“AMS”) with respect to the acquisition of all issued and outstanding shares of AMS by AVC.  AMS is a developer of mobile marketing solutions, ranging from simple text messaging campaigns to robust mobile applications.  The AMS Mobile marketing solutions focus on use of smart phones, tablets and other mobile devices to market a brand or message intended to support clients’ integrated marketing strategies.  Mobile marketing is commonly used in order to increase brand awareness, generate customer opt-in databases, and drive attendance to specific events and locations.  AMS has also been developing iText Direct which is a proprietary SMS solution as well as a mobile web site intended to assist clients with an easy manner in which to navigate existing mobile web sites and/or build new mobile web sites.

In consideration for the acquisition of AMS, AVC expects to issue Five Million (5,000,000) shares of AVC restricted common stock.  The parties had originally expected to negotiate and execute definitive documentation regarding the acquisition prior to June 15, 2011.  AVC and AMS have mutually agreed to extend the closing date until July 15, 2011 with a view to close sooner if possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVATAR VENTURES CORP.
(Registrant)

Date: June 16, 2011	By: /s/ Jack G. Stevenson
Name: Jack G. Sevenson
Title: President